Exhibit 99.1

Baldwin Reports Increased Sales and Profits for FY '09 Q1

SHELTON, Conn.--(BUSINESS WIRE)--October 30, 2008--Baldwin Technology Company, Inc. (BLD on the NYSE Alternext U.S.), a leader in process automation technology for the global printing industry, announced today that net sales for the first fiscal quarter ended September 30, 2008 increased by approximately $2.0 million, or 3.7%, to $55.9 million, from $53.9 million for the prior year first quarter. Currency exchange rates had a favorable impact on sales of approximately $3.1 million in the period.

Net income for the quarter increased 16% to $1.2 million, or $0.08 per basic and diluted share, compared to $1.0 million, or $0.07 per basic and diluted share for the same quarter in the prior fiscal year.

Orders for the quarter were $60.0 million, a slight decrease from orders of $60.9 million reported for the prior year’s first quarter. The order backlog increased to $52.3 million on September 30, 2008, approximately $4.1 million higher than the backlog at June 30, 2008.

President and CEO Karl Puehringer said, “We remain focused on providing outstanding products and services to a global customer base. Although economic conditions generally are demanding, and overall activity in the graphic arts printing market has been weak, we have continued to achieve successes, including several significant recent contracts in the Japanese newspaper equipment market. During a challenging capital equipment cycle, we are increasing market share in our equipment business, and our product portfolio, balanced between equipment sales and the recurring revenue opportunities represented by consumables, parts and service has helped us maintain strength in sales and margins. We will continue to drive new product innovation that satisfies customer demands and expand product lines that generate recurring revenue streams to drive our profitability and cash flow.”

Vice President and CFO, John Jordan said, “Gross margin of 31%, although less than the prior year quarter gross margin of 32%, was an excellent achievement in the current market. The lower margin revenue derived from some of our alliances is offset by the superior margins generated on our other product lines. Partially as a result of our previous cost containment initiatives, we have maintained good control over our operating expenses. Absent the effect of currency, operating expenses were flat with the same quarter in fiscal 2008. However, we are proactively reducing operating costs in response to the tightening business climate. Furthermore, we expect our strategic sourcing initiatives to generate margin improvement in our major operations during the coming months.”

“Our working capital management efforts relating to inventory were successful with a $3 million reduction ($1 million after removing the effect of currency), but cash generated by net income, depreciation and amortization and inventory reductions was offset by increases in accounts receivable (net of currency effect) and decreases in accounts payable and payments against restructuring and other reserves. We will continue our constant focus on cash management and all aspects of working capital management,” concluded Mr. Jordan.

The Company will host a conference call to discuss the financial results and business outlook today, October 30 at 11 a.m. Eastern Time. Call in information is available on the Company’s website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John Jordan.

A replay audiotape of the conference call, in its entirety, will be available one hour after the end of the call and will be available until Thursday, November 6 at 9:59 p.m. Central Time. To hear that replay, call toll free (888) 562-2793 in the U.S. or (402) 998-1450 from outside the U.S. A live and archived webcast will be available on the Internet for 90 days through the Investor Relations section of the Baldwin website at www.baldwintech.com.

In other news, the Company noted that it will hold its Annual Meeting of Stockholders at its headquarters in Shelton, Connecticut on Tuesday, November 11 at 10 AM.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and the related consumables. For more information, visit http://www.baldwintech.com.

Information for investors, including an investment profile about Baldwin is available at http://www.hawkassociates.com/profile/bld.cfm. To sign up for free e-mail notifications, visit http://www.hawkassociates.com/about/alert.

Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: baldwin@hawkassociates.com. Online investor kits including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com.

CAUTIONARY STATEMENT--This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute “forward-looking” information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A “Risk Factors” to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Baldwin Technology Company, Inc. Condensed Consolidated Statements of Income (In thousands, except per share data) (unaudited)

	Quarter ended September 30,
	2008	2007
Net sales	$55,937	$53,929
Cost of goods sold	38,602	36,683
Gross profit	17,335	17,246
Operating expenses	14,844	14,094
Operating income	2,491	3,152
Interest expense	693	770
Interest income	(6)	(68)
Other expense (income), net	(403)	72
Income from operations before income taxes	2,207	2,378
Provision for income taxes	997	1,339
Net Income	1,210	1,039
Net Income per share – basic	$0.08	$0.07
Net Income per share – diluted	$0.08	$0.07
Weighted average shares outstanding:
Basic	15,282	15,435
Diluted	15,461	15,872

Condensed Consolidated Balance Sheets (In thousands, unaudited)

	September 30,	June 30,
Assets	2008	2008
Cash and equivalents	$10,128	$9,333
Trade receivables	47,113	49,565
Inventory	28,734	31,804
Prepaid expenses and other	7,766	8,513
Total current assets	93,741	99,215

Property, plant and equipment	5,650	6,159
Intangible assets	38,176	39,700
Other assets	14,197	14,584
Total assets	151,764	159,658

Liabilities
Loans payable	$3,761	$3,767
Current portion of long-term debt	3,137	3,472
Other current liabilities	52,102	60,884
Total current liabilities	59,000	68,123

Long-term debt	20,548	17,963

Other long-term liabilities	11,842	11,959

Total liabilities	91,390	98,045

Shareholders’ equity	60,374	61,613

Total liabilities and shareholders’ equity	$151,764	$159,658

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)

	For the periods ended September 30
	2008	2007
Net cash provided by operating activities	$(2,093)	$(1,059)

Net cash (used for) investing activities	(628)	(1,018)

Net cash (used) provided by financing activities	3,938	(3,975)

Effects of exchange rate changes	(422)	397
Net (decrease) increase in cash and cash equivalents	795	(5,655)
Cash and cash equivalents at beginning of period	9,333	16,034
Cash and cash equivalents at end of period	$10,128	$10,379

Certain prior year items have been reclassified to conform to the current year’s presentation.

CONTACT:
For Baldwin Technology Company, Inc.
Hawk Associates
Julie Marshall or Frank Hawkins, 305-451-1888
baldwin@hawkassociates.com